Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189276 and 333-214532 on Form S-8 of our reports dated August 21, 2018, relating to the consolidated financial statements and financial statement schedule of Coty Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2018.

/s/ Deloitte & Touche LLP

New York, New York
August 21, 2018